Exhibit 10.13

TYME TECHNOLOGIES, INC.

48 Wall Street – Suite 1100

New York, New York  10005

March 5, 2015

Mr. Michael Demurjian

1400 Winesap Drive

Manasquan, New Jersey 08736

Dear Michael:

This letter (this “letter agreement”) sets forth our agreement with respect to your employment with Tyme Technologies, Inc., a Delaware corporation (the “Company”).

1.           Employment.  You will be employed by the Company upon the terms and conditions set forth in this letter agreement for the period effective as of the date of this letter agreement and ending as provided in Section 4 (the “Employment Period”).

2.           Position and Duties.  During the Employment Period, you will serve as Executive Vice President, Chief Operating Officer of the Company and will have the usual and customary duties, responsibilities and authority of a person in such position and such other duties assigned to you by the Board of Directors of the Company (the “Board”) and/or Chief Executive Officer of the Company (the “CEO”) which are consistent with your position. You will report directly to the CEO.  You will devote your full working time, efforts and attention to, and diligently and conscientiously perform the duties of, such position. In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time including, but not limited to, Tyme Inc., a Delaware corporation, and Luminant Biosciences, LLC (collectively, all such subsidiaries and/or affiliates shall be referred to as the “Affiliates”).

3.           Compensation.

(a)         During the Employment Period, your base salary will be $450,000.00 per annum (your “Base Salary”).  Your Base Salary will be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes.  Your Base Salary may be reviewed annually (beginning on or about January 1, 2016) by the Board in its sole discretion; provided, however, that your Base Salary shall not be decreased by the Board.

(b)         You will also be entitled, conditioned upon your continued employment with the Company or one of the Affiliates through and including the applicable date of payment, to receive a special bonus (your “Performance Bonus”), in such amount(s), for such period(s) and based on such criteria as determined from time to time, and if ever, by the Board in the Board’s sole discretion.

(c)         During the Employment Period, you will be entitled to participate in all employee benefit programs, including without limitation health/medical insurance, for which senior executive employees of the Company are generally eligible, subject to applicable plans and policies as may be amended from time to time, in the sole discretion of the Board.  During the Employment Period, you will be entitled to four weeks paid vacation during each calendar year, with such vacation time pro-rated for any partial years during the Employment Period; provided, however, that no carry-over of unused vacation time shall be permitted and no compensation shall be paid for any such unused vacation time.

(d)         The Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company during the Employment Period, provided that you properly account to the Company for all such expenses in accordance with the policies of the Company and the rules, regulations and interpretations of the U.S. Internal Revenue Service relating to reimbursement of business expenses (“Expenses”).

(e)         During the Employment Period, the Company will maintain Directors and Officers Liability Insurance coverage that includes coverage of you, subject to the terms and conditions of such policy and with limits customary for similarly situated companies.

4.           Termination.  The Employment Period will end on the fifth anniversary of the date hereof (the “Expiration Date”), unless sooner terminated as provided below.  Unless the Employment Period has been terminated in accordance with the following sentence of this Article 4, commencing with the one-year anniversary hereof, and on each subsequent annual anniversary thereafter, the Expiration Date shall automatically be extended by one additional year, such that, on any given day during the Employment Period, the remaining Employment Period shall never be less than four years and one day.  Notwithstanding the foregoing, the Employment Period will (i) will terminate upon your death, (ii) may be terminated by the Company upon Notice of Termination (as defined in Section 5(e) below) delivered to you as a result of your Disability (as defined in Section 5(g) below), (iii) may be terminated by the Company at any time for Cause (as defined in Section 5(f) below) or without Cause and (iv) may be terminated by you for Good Reason.

5.           Severance.

(a)          If the Employment Period is terminated by the Company without Cause or by you for Good Reason (as defined in Section 5(h) below), you will be entitled to receive (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date (as defined in Section 5(e) below) and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, (iii) an amount equal to the sum of Base Salary you would have received from the date of such termination through the then applicable Expiration Date, which shall be payable in the same amounts and at the same intervals as if the Employment Period had not ended and (iv) any unpaid Expenses as of the Termination Date. Upon delivery of the payments and benefits described in this Section 5(a), the Company shall have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company.  The Company’s obligation to make the payments to you described in clause (iv) of this Section 5(a) is conditioned upon your executing and delivering, no later than 14 days following the Termination Date, a release relating to your employment by the Company in favor of the Company, its Affiliates and their respective stockholders, officers, members, managers, directors, employees, subsidiaries and affiliates substantially in the form attached as Exhibit A.

(b)         If the Employment Period is terminated by the Company for Cause or by you other than for Good Reason, the Company will pay you (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, and (iii) any unpaid Expenses as of the Termination Date. Upon delivery of the payment described in this Section 5(b), the Company will have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company.

(c)         If the Employment Period is terminated upon your Disability (as defined in Section 5(g) below) or death, the Company will pay you or your estate or succession, whichever is applicable, (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, and (iii) any unpaid Expenses as of the Termination Date.

(d)         Except as otherwise required by law or as specifically provided herein, all of your rights to salary, severance, fringe benefits, bonuses and any other amounts hereunder (if any) accruing after the termination of the Employment Period will cease upon the earlier of the date of such termination and your last day of active service.  In the event the Employment Period is terminated, your sole remedy, and the sole remedy of your successors, assigns, heirs, representatives and estate, will be to receive the payments described in this letter agreement.

(e)         Any termination of the Employment Period by the Company (other than termination upon your death) or by you must be communicated by written notice (in either case, a “Notice of Termination”) to you.  For purposes of this letter agreement, “Termination Date” means (i) if the Employment Period is terminated by your death, the date of your death, (ii) if the Employment Period is terminated upon your Disability, by the Company or by you, the date specified in the Notice of Termination (which may not be earlier than the date of such Notice).  Notwithstanding anything contained herein to the contrary, any termination of the Employment Period by you must be communicated to the Company no less than 30 days prior to the intended Termination Date.

(f)          For purposes of this letter agreement, “Cause” means any one of the following: (i) a breach by you of this letter agreement, (ii) your conviction of, guilty plea to, or confession of guilt of, a felony involving the Company, (iii) materially fraudulent, dishonest or illegal conduct by you in the performance of services for or on behalf of the Company or any of its Affiliates, (iv) any conduct by you in material violation of Company policy, (v) any conduct by you that is materially detrimental to the reputation of the Company or any of its Affiliates, (vi) your misappropriation of funds of the Company or any of its Affiliates, (vii) your gross negligence or wilful misconduct or wilful failure to comply with written directions of the Board which directions are within the scope of your duties hereunder, (viii) your engaging in conduct involving an act of moral turpitude, or (ix)  a breach of your duty of loyalty to the Company or its Affiliates.

(g)         For purposes of this letter agreement “Disability” means any accident, sickness, incapacity or other physical or mental disability which prevents you from performing substantially all of the duties you have been assigned by the Company or any of its subsidiaries for either (i) 90 consecutive days or (ii) 120 days during any period of 365 consecutive days, in each case as determined in good faith by a physician selected by the Board. During the time periods specified above, the Company will continue to provide you with the compensation stated in Section 3 above.

(h)         For purposes of this letter agreement, “Good Reason” means the failure of the Company to make all payments due you under this letter agreement and the continuation thereof for more than five calendar days after notice to the Company of such failure and demand for such outstanding payment(s).

6.           Confidential Information.

(a)         You will not disclose or use at any time any Confidential Information (as defined below in Section 6(c)), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you under this letter agreement or otherwise by the Board, (ii) rights as an employee, officer, director or shareholder of the Company or any of its Affiliates or (iii) rights under any agreement with the Company or any Affiliates.

(b)         You will deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or its Affiliates which you may then possess or have under your control.

(c)         As used in this letter agreement, the term “Confidential Information” means information that is not generally known or available to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its or their businesses, including but not limited to (i) information, observations and data concerning the business or affairs of the Company or its affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, designs, photographs, artwork and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) Company product and product candidate formulae and any trade secrets with respect to such products and product candidates and (xv) all similar and related information in whatever form.

(d)         Notwithstanding the provisions of this letter agreement to the contrary, you will have no liability to the Company for disclosure of Confidential Information if the Confidential Information:

(A)         is in the public domain or becomes publicly known in the industry in which the Company operates or is disclosed by the Company other than as the result of a breach of this letter agreement or any other agreement by you; or

(B)         is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided however, that such disclosure will be limited to the extent so required and, subject to the requirements of law, you will give the Company notice of your intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

7.           Inventions and Patents.  You agree that all inventions, innovations, improvements, technical information, trade secrets, systems, software developments, ideas, results, methods, designs, artwork, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its Affiliates’ businesses, research and development or existing products (or products under development) or services and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your employment with the Company, together with all intellectual property rights therein, including, but not limited to, any patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing, but only with respect to the treatment of cancer in humans (collectively referred to herein as “Work Product”), is the exclusive property of the Company and/or its Affiliates.  For the avoidance of doubt and without limiting the foregoing, (x) the Company or any of its Affiliates shall be the sole owner of all right, title and interest in such Work Product, including all intellectual property rights relating to such Work Product, without you retaining any license or other residual right whatsoever, and (y) any rights to any new or an existing Work Product are automatically conveyed, assigned and transferred to the Company pursuant to this agreement.  You hereby waive and renounce to all moral rights related, directly or indirectly, to any such existing or new Work Product.  You will take reasonable steps to promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

8.           Non-Compete; Non-Solicitation; Non-Disparagement.

(a)         You acknowledge that, in the course of your employment with the Company, you will become familiar with the Company’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Company and its Affiliates and that your services will be of special, unique and extraordinary value to the Company and its Affiliates.  Therefore, you agree that, during the Restriction Period (as defined in Section 8(b) below), you will not (x) anywhere the Company or any of its Affiliates conducts business or (y) anywhere the Company or any of its Affiliates has spent time and resources in connection with expanding its business, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity:

(A)         own, manage, operate, consult with, provide financing to, or join, control or participate in the ownership, management, operation or control of, or the provision of financing to, any business wherever located (whether in corporate, proprietorship or partnership form or otherwise), if such business is competitive with the business of the Company; or

(B)         say anything which is harmful to the reputation of the Company or any of its Affiliates or which could be reasonably expected to lead any person to cease to deal with the Company or any of its Affiliates on substantially equivalent terms to those previously offered or at all.

(b)         For purposes of this letter agreement, “Restriction Period” means (i) during the Employment Period, and for a period of two years following your receipt of the final payment described in Article 5, as applicable.

(c)         Nothing in Section 8(a) will prohibit you from being a passive owner of not more than 2% of the outstanding stock of a publicly-traded corporation, so long as you have no active participation in the business of such corporation.

(d)         During the Restriction Period, you will not:

(A)         induce or attempt to induce any customer, supplier or other business relation of the Company or any of its affiliates to cease doing business with the Company or any of its Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any Affiliates, on the other hand; or

(B)         engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the Company or any Affiliates or any person who has been an employee, officer or manager of, or consultant to, the Company or any Affiliates at any time during the two-year period ending on the date of such determination.

(e)         The Company, on behalf of itself and all Affiliates, agrees that during the Restriction Period they and their executive officers (or other persons acting on their behalf) will not say anything which is harmful to your reputation or which could be reasonably expected to lead any person to cease to deal with you or engage you in any consulting or employment position.

9.           Enforcement.

(a)         Because the employment relationship between you and the Company is unique and because you have access to Confidential Information and Work Product, you agree that money damages would be an inadequate remedy for any breach of Section 6, 7 or 8 of this letter agreement.  Therefore, in the event of a breach or threatened breach of Section 6, 7 or 8 of this letter agreement, the Company may, in addition to its other rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such provisions (without posting a bond or other security).

(b)         Sections 6, 7, 8 and 9 of this letter agreement will expressly survive termination of this agreement.  The existence of any claim or cause of action by you against the Company and/or any of its Affiliates shall not constitute a defense to the enforcement by the Company of the covenants contained in this Articles 6, 7 or 8, but such claim or cause of action shall be litigated separately.

10.         Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given (i) upon delivery, if delivered personally to the recipient, against written receipt therefor, or  (ii) upon the first business day after the date sent, if sent priority next-day delivery to the intended recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Steven Hoffman, Chief Executive Officer

Tyme Technologies, Inc.
48 Wall Street – Suite 1100
New York, New York 10005

and with a copy to:

Moritt Hock & Hamroff LLP

450 Seventh Avenue, 15th Floor

New York, New York 10123

Attention: Keith S. Braun, Esq.

If to you, to the address shown on the first page.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received and acknowledged by the intended recipient.  Any party hereto may change the address (or add new parties and their addresses) to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 10.

11.         Representations and Warranties. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, (b) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this letter agreement, (c) upon the execution and delivery of this letter agreement by the Company and you, this letter agreement will be a valid and binding obligation of you and (d) you are in good health and are not suffering from, and have never suffered from, any serious illness, disease or other physical or mental condition that has prevented or materially interfered with, or might reasonably be expected in the future to prevent or materially interfere with, your ability to perform those services described in this letter agreement.  The Company hereby represents and warrants to you that (i) the execution, delivery and performance of this letter agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any judgment, order or decree to which it is subject and (ii) upon the execution and delivery of this letter agreement by the Company and you, this agreement will be a valid and binding obligation of the Company.

12.         General Provisions.

(a)          Severability.  It is the desire and intent of the parties hereto that the provisions of this letter agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this letter agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)         Complete Agreement.  This letter agreement and any schedules or exhibits expressly constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)          Successors and Assigns.  Except as otherwise provided herein, this letter agreement will be binding upon and inure to the benefit of you and the Company and our respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be; provided, however, that your rights and obligations under this letter agreement will not be assigned without the prior written consent of the Company.

(d)         Governing Law.  This letter agreement will be governed by and construed in accordance with the domestic laws of New York, without giving effect to the choice of law provisions thereof.  The parties agree that the exclusive venue for all disputes under this agreement shall be the federal and state courts sitting in New York County, New York.

(e)         Amendment and Waiver.  The provisions of this letter agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this letter agreement will affect the validity, binding effect or enforceability of this letter agreement or any provision hereof.

(f)          Headings.  The section headings contained in this agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this agreement.

(g)         Counterparts.  This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)         409A Provision.  For purposes of this letter agreement the term “termination of employment” and similar terms relating to your termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”).  The Company and you intend that this letter agreement comply in form and operation with the requirements of Section 409A.  To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and you will take reasonable actions to reform this letter agreement or any actions taken pursuant to their operation of this letter agreement in order to comply with Section 409A.

[signature page follows]

If this letter agreement correctly expresses our mutual understanding, please sign and date a copy of this letter agreement and return it to us.

Very truly yours,

Tyme Technologies, Inc.

By: /s/ Steven Hoffman

Name:  Steven Hoffman

Title:   Chief Executive Officer

The terms of this letter agreement are accepted and agreed to on March 5, 2015 by:

/s/ Michael Demurjian

Michael Demurjian

EXHIBIT A

Form of Release

RELEASE

This Release is delivered by Michael Demurjian on this __ day of _________, 20__.

DEFINITIONS

A.           As used herein, unless otherwise specified, the term “Employer” shall mean Tyme Technologies, Inc., and all of its affiliates, successors, predecessors, assigns, parents, subsidiaries, divisions (whether incorporated or unincorporated), and all of its and their past and present owners, directors, officers, trustees, shareholders, managers, employees and agents (in their individual and representative capacities).

B.           As used herein, unless otherwise specified, the term “Employee” shall mean Michael Demurjian and all of his heirs, family members, executors, accountants, administrators, attorneys, agents, assigns, successors and representatives.

RECITALS

WHEREAS, Employee’s employment ended on ___________, 20__; and

WHEREAS, it is a condition to the Employee’s receipt of certain post-employment benefits (“Conditional Benefits”) under the Employment Agreement, dated as of ____________, 2014 (the “Employment Agreement”), between Employee and Employer that Employee execute this Release.

NOW THEREFORE, in consideration of the promises, representations and mutual covenants contained in this Release, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.           Consideration.  Employee acknowledges that the Conditional Benefits are in excess of any earned wages or benefits due and owing Employee, and would not be paid or provided unless Employee executed this Release.  Employee acknowledges and agrees that the Conditional Benefits are adequate and independent consideration for Employee executing this Release and releasing any and all claims against Employer.

2.           Release of All Claims.  In consideration of the above, and the other promises set forth in this Release, Employee fully and forever waives, releases, acquits and discharges Employer from and for all manner of claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, existing from the beginning of time through the effective date of this Release relating to and/or arising out of the Employment Agreement, Employee’s employment with Employer and/or the cessation of Employee’s employment with Employer (collectively, the “Released Claims”), including, but not limited to, all claims, actions, suits, charges, grievances and/or causes of action for wages, compensation, liquidated damages, commissions, bonuses, benefits, sums of money, damages of every type, costs, attorney fees, judgments, executions, wrongful discharge, breach of contract, breach of implied contract, breach of the covenant of good faith and fair dealing, tortious interference with contract or business relationships, assault, battery, invasion of privacy, misappropriation of trade secrets, promissory estoppel, unjust enrichment, loss of consortium, violation of the penal statutes, negligent or intentional infliction of emotional distress, negligence, defamation, retaliation and/or discrimination and/or harassment on account of age, sex, sexual orientation, creed, religion, race, color, national origin, sensory disability, mental disability, physical disability, veteran or military status, marital status, or any other classification recognized under all applicable discrimination laws, or any other claim or cause of action, which has or could have been alleged under the common law, civil rights statutes, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Rehabilitation Act of 1973, the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act (“ADA”), The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Workers Adjustment Retraining Notification Act (“WARN”), the Equal Pay Act (“EPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the National Labor Relations Act (“NLRA”), any and all federal, state, local statutes, ordinances, and laws, and every type of relief, (legal, equitable and otherwise) available to Employee.  Employee covenants and agrees that he will not pursue or allege any claim, matter or cause of action in violation of, and/or released under, this Release.  Nothing in this Release shall be construed as releasing Employer from its obligation to pay those amounts due to Employee under Section 5(a) of the Employment Agreement, subject to the terms and conditions thereof, which obligation is not a Released Claim.

3.           Covenant Not to Sue.  Employee represents that he has not filed any action, charge, suit, or claim against Employer with any federal, state or local agency or court relating to any Released Claim.  Employee further agrees that should any claims, charges, complaints, suits or other actions be filed hereafter on his behalf by any federal, state or local agency or by any other person or entity with respect to a Released Claim, he will immediately withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or cause to be dismissed with prejudice, any such claims, charges, complaints, suits or other actions filed against Employer.  Employee further agrees that, to the fullest extent permitted by law, Employee shall receive no relief of any type (monetary, equitable, or otherwise) with respect to, relating to and/or on account of any such claims, matters or actions.  Employee agrees to opt-out of any class action or collective action filed against Employer to the extent related to a Released Claim.

4.           Confidentiality.  To the fullest extent permitted by law, Employee agrees to keep confidential all facts, opinions, and information which relate in any way to Employee’s employment and/or cessation of employment with Employer, as well as the terms of this Release; provided however, Employee may discuss the terms of this Release with his spouse, legal representative, and/or tax preparer, each of whom must also agree to maintain confidentiality and comply with this Paragraph 4 of the Release.

5.           Return of Employer’s Property.  Employee represents that he has returned to Employer any and all property, records, papers, documents and writings, in whatever form, of Employer in Employee’s possession and/or control, and that he has not retained any copies thereof, in whatever form.

6.           Cooperation.

(a)         To the fullest extent permitted by law, Employee will not cooperate with, or assist in, any claim, charge, lawsuit, or arbitration against Employer with respect to a Released Claim, unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute. In the event Employee is served with a subpoena or is required by court order or otherwise to testify in any type of proceeding involving the Employer and related to a Released Claim, Employee shall immediately advise Employer in writing of same.

(b)         Employee agrees to cooperate with Employer in any internal investigation, administrative, regulatory, or judicial proceeding or any dispute with a third party.  Employee’s cooperation may include being available to Employer upon reasonable notice for interviews and factual investigations, appearing at Employer’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Employer pertinent information, and turning over to Employer all relevant documents which are or may come into Employee’s possession.  Employee understands that in the event Employer asks for Employee’s cooperation in accordance with this provision, Employer will reimburse him/her for reasonable travel expenses (including lodging and meals) upon submission of receipts acceptable to Employer.

7.           ADEA Notice and Acknowledgement.  Employee acknowledges that he has carefully read this Release and fully understands its contents.  Prior to signing this Release, Employee has been advised in writing hereby and has had an opportunity to consult with his attorney of choice concerning the terms and conditions of this Release with regard to any claim or right Employee may have under the ADEA or otherwise.  Employee has been offered at least 21 days to review and consider this Release.  Employee may voluntarily and knowingly waive this 21 day period, or any part thereof, if he signs this Release prior to the expiration of 21 days.  After signing this Release, Employee shall have seven days from the signing date to revoke this Release.  This Release shall not be effective (including for purposes under the Employment Agreement) until after the seven day revocation period has expired.  Any revocation must be made in writing and delivered to the Chief Executive Officer and Chief Financial Officer of the Employer.  Until all applicable periods set forth in this Section 7 have expired, Employer shall not be required to make any payment to Employee which payment is, under the Employment Agreement, contingent upon the signing and delivery to the Company of this Release.  By signing this Release, Employee agrees and understands that he is waiving and releasing any and all rights he may have to pursue claims against Employer, from the beginning of time up to the effective date of this Release, including, without limitation, all ADEA claims.

8.           Governing Law.  New York law shall govern this Release, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.         Successors and  Assigns.  This Release shall be inure to the benefit of the successors and assigns of Employer.

11.         Severability.  If any portion of this Release is ruled unenforceable, all remaining portions of this Release shall remain valid.

12.         No Reliance; No Waiver.  Employee represents that he is not relying on any representation, statement, or promise of Employer or any other party in giving this Release.  This Release may not be amended, modified, waived, or terminated except in a writing signed by Employee and an authorized representative of Employer.

13.         Headings.  The paragraph and section headings in this Release are inserted merely for the convenience of reference only and shall not be used to construe, affect or modify the terms of any paragraph or provision of this Release.

EMPLOYEE WITHOUT ANY DURESS OR COERCION FREELY, KNOWINGLY AND VOLUNTARILY ENTERS INTO, AND GIVES THIS RELEASE.  EMPLOYEE UNDERSTANDS AND AGREES WITH ALL OF THE PROVISIONS AND THE TERMS STATED IN THIS RELEASE AND HAS BEEN AFFORDED SUFFICIENT AND REASONABLE TIME TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE.  EMPLOYER ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING PRIOR TO EXECUTING THIS RELEASE WHICH CONTAINS A RELEASE AND WAIVER.

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Michael Demurjian

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